AQR FUNDS: CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

AS AMENDED: MAY 2017

LAST REVIEWED: MAY 2017

I.     INTRODUCTION

The Board of Trustees (the “Board”) of the AQR Funds (the “Trust”) has established this Code of Ethics (“Code”) in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code does not supersede or otherwise affect any separate code of ethics that the Trust and AQR Capital Management, LLC (“Adviser”) have adopted pursuant to, among other things, Rule 17j-1 under the Investment Company Act of 1940, as amended (“Investment Company Act”), or any other applicable laws, regulations or corporate governance provisions.

This Code is designed to deter wrongdoing and promote:

A.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B.

Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust or any of its separate series (each, a “Fund”);

C.	Compliance with applicable governmental laws, rules, and regulations;

D.	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

E.	Accountability for adherence to the Code

This Code applies to the Trust’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the Trust or a third party (collectively, “Covered Officers”). The Trust’s Covered Officers are those individuals listed in Appendix A, attached hereto.

II.     PRINCIPLES OF HONEST AND ETHICAL CONDUCT

A.   General Objectives

The Trust expects each Covered Officer to adhere to the highest possible standards of honest and ethical conduct. Each Covered Officer is expected to handle actual or apparent conflicts of interest between personal and professional relationships in a manner that is above reproach and to place the interests of the Trust above the Covered Officer’s own personal interests.

B.   Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private or personal interests interfere, or even appear to interfere, with the interests of the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s and the Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. Examples of possible conflicts of interest might include, but are not limited to:

1.

Personal Business Transactions. A Covered Officer may not cause the Trust to engage in any business transaction with his or her family members or relatives or utilize the Covered Officer’s relationship with the Trust to cause any third party to engage in any business transaction with his or her family members or relatives, except as permitted under the Investment Company Act.

2.

Use of Nonpublic or Confidential Information. A Covered Officer may not use, or disclose to a third party (unless required by applicable laws or regulations), nonpublic or confidential information about the Trust or any of its service providers for personal gain by the Covered Officer or his or her family members or relatives (including securities transactions based on such information).

3.

Outside Employment or Activities. A Covered Officer may not engage in any outside employment or activity that interferes with his or her duties and responsibilities with respect to the Trust or is otherwise in conflict with or prejudicial to the Trust. A Covered Officer must disclose to the Compliance Department any outside employment or activity that may constitute a conflict of interest and obtain the approval of the Trust’s Chief Compliance Officer (the “CCO”) or the CCO’s delegate before engaging in such employment or activity.

4.

Gifts. A Covered Officer may not accept gifts or other items of more than de minimis value from any person or entity that does, or seeks to do, business with or on behalf of the Trust. In this regard, each Covered Officer should refer to any other applicable procedures regarding accepting or giving gifts that have been adopted by the Trust and the Adviser.

5.

Corporate Opportunities. A Covered Officer may not exploit for his or her personal gain, or the personal gain of the Covered Officer’s family members or relatives, opportunities that are discovered through the use of Trust property, information, or the Covered Officer’s position, unless the opportunity is first fully disclosed in writing to the Board and the Board determines not to pursue such opportunity for the Trust.

6.

Other Situations. Because other conflicts of interest may arise, it is impractical to attempt to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any material concerns, questions or doubts, a Covered Officer should consult with the Compliance Department before engaging in such transaction or investment or pursuing such interest or activity.

When consulting the Compliance Department, the Covered Officer shall provide a detailed and accurate description of the proposed transaction, investment, interest or activity. Upon such consultation, the Compliance Department shall conduct a review to determine (i) whether engaging in such transaction, investment, interest or activity reasonably could be expected to give rise to a conflict of interest, and (ii) the appropriate resolution of any such conflict.

Based on its review, the Compliance Department shall advise the Covered Officer that the proposed transaction, investment, interest or activity: (i) would not violate this Code; (ii) would not violate this Code only if conducted in a particular manner and/or subject to certain conditions or safeguards; or (iii) would violate the Code. If the Compliance Department has advised the Covered Officer that the proposed transaction, investment, interest or activity would not violate the Code only if conducted in a particular manner and/or subject to certain conditions or safeguards, the Covered Officer must conduct the proposed transaction, investment, interest or activity in that manner and/or subject to those conditions or safeguards. If the Compliance Department has advised the Covered Officer that the proposed transaction, investment, interest or activity would violate the Code, the Covered Officer may not conduct the proposed transaction, investment, interest or activity.

C.   Reporting.

Any actual or apparent conflict of interest that may arise as a result of a material transaction or business or personal relationship must be disclosed and reported by the Covered Officer to the Compliance Department and resolved before the Covered Officer takes any action.

III.	FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN TRUST DISCLOSURE AND REPORTING DOCUMENTS

Each Covered Officer should:

1.	Familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

2.

Not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, including the Board, the Trust’s auditors, the Trust’s counsel, counsel to the independent trustees, governmental regulators or self-regulatory organizations;

3.

To the extent appropriate within his or her area of expertise, consult with other officers and employees of the Trust and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

4.	Use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Each Covered Officer shall promptly bring to the attention of the Board’s Nominating and Governance Committee any information he or she may have concerning any violation of the provisions of this Code involving any Trust management, employees or agents thereof who have a significant role in the Trust’s financial reporting, disclosures or internal controls.

IV.	COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

As a registered investment company, the Trust must comply with all applicable federal securities laws and regulations, as well as other applicable laws and regulations. The Trust insists on strict compliance with the spirit and the letter of these laws and regulations. Each Covered Officer must comply with all laws, rules, and regulations applicable to the Trust’s operations and business.

A Covered Officer should seek guidance whenever he or she is in doubt as to the applicability of any law, rule, or regulation with respect to the contemplated course of action. If in doubt on a course of action, a good guideline is “always ask first, act later” — if a Covered Officer is unsure of what to do in any situation, he or she should seek guidance before acting.

Each Covered Officer shall cooperate with the Compliance Department, the Trust’s independent accountants, and the Trust’s other service providers with the goal of maintaining the Trust’s material compliance with applicable laws, rules and regulations.

Each Covered Officer should keep apprised of developments relating to those governmental laws, rules, and regulations applicable to the Trust. Each Covered Officer also should consult with the Legal and Compliance Departments and the various procedures, guidelines and other related materials which the Trust and its service providers have prepared on specific laws and regulations.

V.	PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE; EVALUATION OF POSSIBLE VIOLATIONS; DETERMINATION OF SANCTIONS

A. Reporting to the Compliance Department. Each Covered Officer shall promptly bring to the attention of the Compliance Department any knowledge or information the Covered Officer may have concerning a violation or possible violation of this Code. Failure to disclose or report to the Compliance Department any actual or possible violation of this Code is in of itself a violation of the Code.

B. Evaluation of Reports. The Compliance Department shall determine whether the reported conduct actually violates the Code. If it is determined that there has been a violation of the Code, the Compliance Department shall determine whether the violation of the Code has had or may have a material adverse impact upon the Trust or any Fund.

1.

No Material Adverse Impact on the Trust or any Fund. If the Compliance Department determines that the violation has not caused a material adverse impact upon the Trust or any Fund, the Compliance Department shall determine what sanctions, if any, may be appropriate for the violation.

2.

Material Adverse Impact on the Trust or any Fund. If the Compliance Department determines that the violation has caused a material adverse impact upon the Trust or any Fund, the Compliance Department shall promptly notify the Board’s Nominating and Governance Committee of such violation. The Nominating and Governance Committee shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact upon the Trust or any Fund and to formulate appropriate actions or sanctions that the Nominating and Governance Committee, in its business judgment, determines to be necessary or advisable.

C. Periodic Reports by the Chief Compliance Officer to the Board. At each quarterly meeting of the Board following a quarter in which one or more violations occurred, the CCO shall report to the Board all violations of this Code (whether or not they caused a material adverse impact upon the Trust or any Fund) and all sanctions imposed.

VI.     WAIVERS OF PROVISIONS OF THE CODE

A.   Waivers.

A Covered Officer may request a waiver (defined as the Trust’s approval of a material departure from a provision of the Code) if there is a reasonable likelihood that a contemplated action would be a material departure from a provision of the Code. Waivers will not be granted except under extraordinary or special circumstances. The process of requesting a waiver shall consist of the following steps:

1.

The Covered Officer shall set forth a request for waiver in writing and submit such request to the Compliance Department. The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for wanting to engage in the conduct, activity, or transaction.

2.	The determination with respect to the waiver shall be made in a timely fashion by the CCO and submitted to the Board for ratification at its next regularly scheduled meeting.

3.

The decision with respect to the waiver request shall be documented and maintained in the Trust’s records for a period of not less than six years following the end of the fiscal year in which the waiver occurred.

B.   Disclosure of Waivers.

1.

To the extent required by applicable law, waivers (including “implicit waivers”) shall be publicly disclosed on a timely basis. An “implicit waiver” for these purposes is defined as the Trust’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that “has been made known” to an executive officer of the Trust within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“1934 Act”).

2.

Rule 3b-7 under the 1934 Act currently defines an “executive officer” of the Trust as the president of the Trust; any vice president of the Trust in charge of a principal business unit, division or function; any other officer who performs a policy making function; or any other person who performs similar policy making functions for the Trust.

3.

If a material departure from a provision of the Code is known only by the Covered Officer who has caused the material departure from the Code, the material departure will not be considered to have been made known to an executive officer of the Trust.

VII.     ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The matters covered in this Code are of the utmost importance to the Trust and its shareholders and are essential to the Trust’s ability to conduct its business in accordance with its stated values. Each Covered Officer is expected to adhere to these rules in carrying out his or her duties for the Trust. The conduct of each Covered Officer can reinforce an ethical atmosphere and positively influence the conduct of all employees and agents of the Trust.

Each Covered Officer must affirm in writing to the Board that he or she has received, read and understands the Code. Each Covered Officer must annually thereafter affirm to the Board that he or she has complied with the requirements of the Code.

The Trust will, if appropriate, take action against any Covered Officer whose actions are found to violate this Code. As discussed in Section V of the Code, appropriate sanctions for violations of the Code will depend on the materiality of the violation to the Trust.

Sanctions may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction or written censure by the Board, the imposition of a monetary penalty, suspension of the violator as an officer of the Trust or termination of the employment of the violator. If the Trust or any Fund has suffered a loss because of violations of this Code, it may pursue its remedies against the individuals or entities responsible. Accordingly, each Covered Officer shall cooperate or take such steps as may be necessary or appropriate to remedy any material violation of this Code.

VIII.    RECORDKEEPING, AMENDMENTS AND DISCLOSURE OF CODE

A.	Records. A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Trust for six years from the end of the fiscal year in which such document was created. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such reports and records shall not be disclosed to anyone other than to members of the Board, Trust counsel, counsel to the independent trustees, Covered Officers, and the Legal and Compliance Departments.

B.	Amendments. The Board may amend the Code in its discretion.

C.

Disclosure of Code. The Trust must disclose this Code, any substantive amendments and any waivers (including implicit waivers) by either: (i) filing with the SEC a copy of the Code, any such amendments and waivers in the Trust’s annual report on Form N-CSR; (ii) posting the text of the Code, any such amendments and waivers on the Trust’s Internet website within five business days following the date of such amendments or waivers and disclosing in its most recent report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website;[1] or (iii) undertaking in its most recent report on Form N-CSR to provide to any person without charge, upon request, a copy of the Code, any such amendments and waivers and explain the manner in which such request may be made.

IX.     NO RIGHTS CREATED

This Code is a statement of certain fundamental principles, policies and procedures that govern each of the Covered Officers in the conduct of the Trust’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

1 Information regarding any such amendments and waivers must be made available on the Trust’s Internet website for a 12-month period, and it must retain the information for a period of not less than six years following the end of the fiscal year in which the amendment or waiver occurred.

APPENDIX A

AQR Funds

CODE OF ETHICS

(Pursuant to the Sarbanes-Oxley Act of 2002)

Covered Officers

Chief Executive Officer and President (principal executive officer) Marco Hanig

Chief Financial Officer (principal financial officer)	Heather Bonner

Treasurer (principal accounting officer)	Greg McNeil

Updated as of May 2017